Exhibit 10.1

[VIEWPOINT LETTERHEAD]

January 11, 2002

Mark S. Gray
<Address>

Dear Mark:

We are pleased to offer to you the full time, regular position of Vice President, Strategic Marketing with Viewpoint Corporation (“Viewpoint” or the “Company”), commencing on January 22, 2002. Our team is excited that you will be joining us. You will initially report to and work under my direction.

You will be an exempt, salaried employee and your starting base compensation shall be $12,500 per month, earned and payable according to the Company’s standard payroll practices. You will be eligible for any benefit programs, which are generally available to all employees. You will receive three (3) weeks of paid vacation each year, and the standard allotment of sick days and personal days afforded to all employees.

Additionally, the Compensation Committee of the Board of Directors has determined to grant to you a a stock option entitling you to purchase 100,000 shares of the common stock of the Company at the fair market value on January 22, 2002. The shares subject to the option will vest 25% on the first anniversary of your grant date and, thereafter, the balance will vest at the rate of 1/36th per month. The option will be subject to the Company’s operative stock option plan.

The Compensation Committee of the Board of Directors has also determined to grant to you an option (the “Performance-Based Option”) to acquire 25,000 additional shares of Company common stock. Twenty-five percent (25%) of the shares subject to the Performance-Based Option will vest on each anniversary of your start date subject to the achievement by you of performance goals established by your supervisor. Within 90 days of your start date, you and I will establish the performance goals for your first year of employment.

Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. Employment at Viewpoint is strictly at the will of each of the parties. If, however, your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), Viewpoint will pay to you as severance three (3) months of your then current base salary. As used In this letter agreement, (1) “Cause” means (a) a willful failure by you to comply with a specific, lawful direction of your supervisor, the Company’s executive officers, or the Board of Directors which is related to your duties and responsibilities, (b) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (c) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, or (d) continuing failure to perform your material duties and responsibilities hereunder which has not been cured within thirty (30) days following the Company’s delivery of written notice to you of its intention to terminate your employment for “Cause”. “Good Reason” means, without your consent, (a) a significant reduction or material change of your duties, authority, or responsibilities relative to your duties, authority, or responsibilities immediately prior to such reduction or change, (b) a reduction of your base compensation other than a reduction which is a part of and generally consistent with and proportionate to, a general reduction of officer salaries, or (c) any other material breach of this Agreement, which has not been cured within thirty (30) days following your written notice to the Company of your intention to terminate your employment for Good Reason.

This offer, and the enclosed Employee Invention, Copyright and Secrecy Agreement, represent the entire agreement between you and Viewpoint regarding your employment with the Company, and supersede any previous oral or

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written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

In acceptance of this position, please sign and return, within three days, a copy of this letter, together with a signed copy of the enclosed Viewpoint Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Jeanine Borko, 498 Seventh Ave., 18th Floor, New York, NY. 10018.

We are delighted that you will be joining Viewpoint. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.

Sincerely,	Accepted:

/s/ BOB RICE	/s/ MARK GRAY

Bob Rice President	Mark Gray

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